The Simply Good Foods Company Reports Fourth Quarter and Full Fiscal Year
2020 Financial Results; Provides Fiscal First Half of Year 2021 Outlook

Denver, CO, October 26, 2020 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen week and the fifty-two week period ended August 29, 2020. The Company’s fourth quarter results include thirteen weeks of Quest results and about 42 weeks for the full fiscal year. Additionally, note that the Company’s references to “legacy Atkins” in this press release encompasses Simply Goods Foods’ business excluding Quest.

“In an incredibly challenging, dynamic year, we executed well against our core business initiatives, gained market share in the nutritional snacking category and completed the acquisition of Quest as well as the majority of the integration,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Key milestones achieved during the year included a new organization structure, implementation of a new ERP platform and realization of cost synergies in-line with our targets.”

“Since the third quarter, retail takeaway for our brands, as well as the nutritional snacking category, correlated to the easing of movement restrictions related to the COVID-19 pandemic. At the height of the restrictions in the third quarter, the nutritional snacking category declined about 30% and, as movement restrictions eased late in the third quarter and into the fourth quarter, performance improved. Consequently, our retail takeaway sequentially improved from the third quarter to the fourth quarter. Not surprisingly, as the easing of restrictions plateaued in late July, category and brand performance similarly plateaued.”

“Our retail takeaway for the thirteen weeks ending August 30, 2020, increased 3.9% in U.S. measured channels and outpaced the category. During that period Quest retail takeaway increased 28.4%, while Atkins declined 4.9% versus a difficult year ago comparison of a 14.1% increase. Within the active nutrition segment of the category, where Quest competes, growth was modest. The weight management segment that includes Atkins remained down high-single digits due to the temporary softer consumer interest of weight control during the pandemic.”

Total Simply Good Foods fourth quarter net sales increased 59.7% driven by the Quest acquisition. Legacy Atkins net sales declined 8.0%, better than our internal forecast. Excluding the fifty-third week in the year ago fourth quarter period, Atkins net sales were slightly lower versus last year. Atkins performance was driven by continued e-commerce momentum, improved retail takeaway versus our expectations and the timing of shipments related to promotional activity. Quest net sales in the fourth quarter of 2020 exceeded our expectations and is estimated to have increased mid-single digits on a percentage basis versus last year. Performance was driven by stronger than anticipated retail takeaway in measured channels and e-commerce, partially offset by softness in the convenience store and specialty classes-of-trade.

In the fourth quarter of 2020, the Company reported net income of $12.4 million, an increase of 104.0% versus $6.1 million in the comparable period of 2019. Adjusted EBITDA(1) for the fourth quarter increased 53.5%, exceeding our estimates, reflecting the inclusion of Quest, the greater than anticipated increase in net sales and strong cost controls. These net income and Adjusted EBITDA gains were partially offset by a $3.0 million impairment charge related to the SimplyProtein® brand that was subsequently sold on September 24, 2020.

Outlook

“The improvement in category trends in the fiscal fourth quarter was encouraging, but there is still uncertainty related to when consumption behavior and shopping trips will return to normal levels, particularly in the mass market retail channel. The unknown duration of these challenges make it difficult to provide a full-year fiscal 2021 outlook at this time. Due to our variable business model, however, we anticipate full year gross margin to be about the same as last year and Adjusted EBITDA margin to increase. Additionally, we remain on track to achieve the Quest acquisition synergies and the divestiture of the SimplyProtein® brand will be a slight headwind to net sales growth. In the first half of fiscal 2021 we expect retail takeaway will be somewhat similar to current trends, therefore, we anticipate first half of fiscal 2021 net sales will be in the $425-435 million range and Adjusted EBITDA in the $77-82 million range.”

“We remain confident in our business model and long-term growth prospects. We also believe that when the reopening of the U.S. economy resumes and sustains, consumer shopping behavior will return to normal and consumption will improve and our brand benefits of active nutrition and weight management will drive more better-for-you snacking and meal replacement usage occasions. We are executing against our strategies and are positioned for long-term sustainable net sales and earnings growth that we expect will create value for all shareholders,” Scalzo concluded.

Thirteen-Weeks Ended August 29, 2020 Financial Performance versus Fourteen-Weeks Ended August 31, 2019 Financial Performance

•	Net sales increased 59.7%, or $83.1 million, to $222.3 million

•	Gross profit margin of 39.6%, a decrease of 290 basis points

•	Net income increased 104.0% to $12.4 million versus $6.1 million, primarily related to the Quest acquisition

•	Adjusted EBITDA(1) increased 53.5% to $37.0 million, primarily related to the Quest acquisition

•	Earnings per diluted share (“EPS”) of $0.12, an increase of $0.05 per fully diluted share

•	Adjusted Diluted EPS(2) of $0.20 versus $0.15

Net sales increased $83.1 million, or 59.7%, to $222.3 million. The Quest acquisition contributed 67.7% to net sales growth. Legacy Atkins volume declined 6.6% and net price realization was a 1.4% headwind. Excluding the fifty-third week in the year ago period legacy Atkins sales were about the same as last year.

Gross profit was $88.1 million for the fourth quarter of 2020, an increase of $28.9 million or 48.9%. The increase in gross profit was driven by the Quest acquisition, partially offset by the legacy Atkins net sales decline. As expected, gross margin declined 290 basis points in the fourth quarter due to the inclusion of the lower margin Quest business and, as expected, unfavorable legacy Atkins net price realization.

In the fourth quarter of 2020, the Company reported net income of $12.4 million, an increase of 104.0% versus $6.1 million in the comparable period of 2019. The increase in gross profit was partially offset by a 23.1% increase in selling and marketing expenses primarily due to the inclusion of Quest. Additionally, general and administrative expenses increased $11.0 million as a result of the inclusion of Quest and integration expenses of $1.3 million. Legacy Atkins general and administrative expenses declined approximately 30.0% primarily due to strong cost controls and lower incentive compensation. Additionally, as previously disclosed on September 24, 2020, the Company sold the Simply Protein® brand business and recorded an impairment charge of $3.0 million in connection with this brand in the fourth quarter of 2020.

Interest expense was $8.9 million, an increase of $5.3 million versus the fourth quarter of 2019, due to financing related to the Quest acquisition.

Adjusted EBITDA(1), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 53.5% to $37.0 million, primarily related to the Quest acquisition.

In the fourth quarter of 2020, the Company reported Diluted Earnings Per Share of $0.12, an increase of 71.4% versus $0.07 in the year ago period. Adjusted Diluted Earnings Per Share(2), a non-GAAP financial measure used by the Company that makes certain adjustments to diluted earnings per share calculated under GAAP, was $0.20 versus $0.15 in the year ago period.

Fifty-Two Weeks Ended August 29, 2020 Financial Performance versus Fifty-Three Weeks Ended August 31, 2019 Financial Performance

•	Net sales increased 56.0%, or $293.3 million, to $816.6 million

•	Gross profit margin of 39.7%, a decrease of 180 basis points

◦	Includes a non-cash $7.5 million inventory purchase accounting step-up adjustment related to the Quest acquisition

•	Income tax expense was $13.3 million versus $16.8 million

•	Net income decreased $12.8 million, or 27.0%, to $34.7 million, primarily due to costs associated with the Quest acquisition

•	Adjusted EBITDA(1) increased 55.9%, to $153.9 million

•	Earnings per diluted share (“EPS”) of $0.35, a decrease of $0.21 per fully diluted share

•	Adjusted Diluted EPS(21) of $0.91, an increase of $0.14 per fully diluted share

Net sales increased $293.3 million, or 56.0%, to $816.6 million. Quest was a 54.8% benefit to net sales growth. Legacy Atkins net sales increased 1.2%, driven by volume growth, partially offset by slightly higher trade promotions. The fifty-third week in the year ago period was about a 2% headwind to legacy Atkins growth in fiscal year 2020.

Gross profit was $324.3 million for the fifty-two weeks ended August 29, 2020, an increase of $106.9 million or 49.2%. The increase in gross profit was driven by the Quest acquisition, partially offset by the previously mentioned non-cash $7.5 million inventory purchase accounting step-up adjustment. As a result, gross profit margin was 39.7%, a 180 basis points decline versus last year. The non-cash inventory purchase accounting step-up adversely affected gross margin by 90 basis points.

Net income was $34.7 million, a decrease of $12.8 million compared to net income of $47.5 million for the comparable period of 2019. The decline was primarily due to costs related to the Quest acquisition. The increase in gross profit was primarily offset by:

•	a 40.0% increase in selling and marketing expenses primarily due to the inclusion of Quest;

•	a $44.3 million increase in general and administrative expenses to $106.3 million as a result of:

•	the inclusion of Quest;

•	integration expenses of $10.7 million;

•	restructuring costs of $5.5 million; and,

•	lower legacy Atkins general and administrative expenses, primarily due to lower incentive compensation;

•	business transaction costs of $27.1 million;

•	the previously mentioned Simply Protein® brand impairment charge;

•	higher interest expense of about $19.2 million due to an increase in the principal amount of the Company’s term loan related to the financing for the Quest acquisition.

Adjusted EBITDA(1), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 55.9% to $153.9 million, primarily related to the Quest acquisition.

For the full year, the Company reported Diluted Earnings Per Share of $0.35, a decrease of 37.5% versus $0.56 in the year ago period. Adjusted Diluted Earnings Per Share(2), a non-GAAP financial measure used by the Company that makes certain adjustments to diluted earnings per share calculated under GAAP, was $0.91 versus $0.77 in the year ago period. Weighted average total diluted shares outstanding were approximately 98.3 million versus approximately 85.2 million in the year ago period. The increase in the shares outstanding was due to the previously discussed common stock public offering on October 7, 2019.

Balance Sheet and Cash Flow

Building on last quarter’s momentum, cash flow from operations in the fourth quarter was $35 million resulting in $74 million of cash flow from operations in the second half of the year. In fiscal 2020 the Company paid down $50 million of its term loan debt, and at year end the outstanding balance was $606.5 million. As of August 29, 2020, the Company had cash and cash equivalents of $95.8 million and the fiscal 2020 Net Debt to Adjusted EBITDA(1) ratio was 3.3x(4). This ratio would be lower if Quest's contribution to Adjusted EBITDA(1) for the full fifty-two weeks in fiscal 2020 was included.

________________________________________
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted Diluted Earnings per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) The Company does not provide an estimate of consolidated net income or a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2021, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, including the timing of and amount of integration costs and restructuring charges associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.
(4) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Monday, October 26, 2020 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, November 9, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13711143.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Quest®, and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Simply Good Foods aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. For more information, please http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These forward-looking statements include the expected effects from the COVID-19 outbreak, statements regarding the integration of Quest, future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to the effect of the COVID-19 outbreak on the Company's business, suppliers (including its contract manufacturing and logistics suppliers), customers, consumers and employees along with disruptions or inefficiencies in the supply chain resulting from any effects of the COVID-19 outbreak; achieving the anticipated benefits of the Quest acquisition; difficulties and delays in achieving the synergies and cost savings in connection with the Quest acquisition; changes in the business environment in which the Company operates including general financial, economic, capital market, regulatory and political conditions affecting the Company and the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s or Quest’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	August 29, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$95,847	$266,341
Accounts receivable, net	89,740	44,240
Inventories	59,085	38,085
Prepaid expenses	3,644	2,882
Other current assets	11,947	6,059
Total current assets	260,263	357,607

Long-term assets:
Property and equipment, net	11,850	2,456
Intangible assets, net	1,158,768	306,139
Goodwill	544,774	471,427
Other long-term assets	32,790	4,021
Total assets	$2,008,445	$1,141,650

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$32,240	$15,730
Accrued interest	960	1,693
Accrued expenses and other current liabilities	38,007	29,933
Current maturities of long-term debt	271	676
Total current liabilities	71,478	48,032

Long-term liabilities:
Long-term debt, less current maturities	596,879	190,259
Deferred income taxes	84,352	65,383
Other long-term liabilities	22,765	532
Total liabilities	775,474	304,206

Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 95,751,845 and 81,973,284 issued at August 29, 2020 and August 31, 2019, respectively	958	820
Treasury stock, 98,234 and 98,234 shares at cost at August 29, 2020 and August 31, 2019, respectively	(2,145)	(2,145)
Additional paid-in-capital	1,094,507	733,775
Retained earnings	140,530	105,830
Accumulated other comprehensive loss	(879)	(836)
Total stockholders' equity	1,232,971	837,444
Total liabilities and stockholders' equity	$2,008,445	$1,141,650

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(In thousands, except share data)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Net sales	$222,286	$139,184	$816,641	$523,383
Cost of goods sold	134,184	80,011	492,313	305,978
Gross profit	88,102	59,173	324,328	217,405

Operating expenses:
Selling and marketing	24,484	19,890	94,469	67,488
General and administrative	31,290	20,295	106,251	61,972
Depreciation and amortization	4,271	1,853	15,259	7,496
Business transaction costs	225	5,020	27,125	7,107
Loss on impairment	3,000	—	3,000	—
Loss in fair value change of contingent consideration - TRA liability	—	—	—	533
Total operating expenses	63,270	47,058	246,104	144,596

Income from operations	24,832	12,115	78,224	72,809

Other income (expense):
Interest income	23	1,095	1,516	3,826
Interest expense	(8,931)	(3,594)	(32,813)	(13,627)
Gain (loss) on foreign currency transactions	1,254	(31)	658	(452)
Gain on settlement of TRA liability	—	—	—	1,534
Other income	337	20	441	196
Total other expense	(7,317)	(2,510)	(30,198)	(8,523)

Income before income taxes	17,515	9,605	48,026	64,286
Income tax expense	5,088	3,514	13,326	16,750
Net income	$12,427	$6,091	$34,700	$47,536

Other comprehensive income (loss):
Foreign currency translation adjustments	37	254	(43)	(38)
Comprehensive income	$12,464	$6,345	$34,657	$47,498

Earnings per share from net income:
Basic	$0.13	$0.07	$0.37	$0.59
Diluted	$0.12	$0.07	$0.35	$0.56
Weighted average shares outstanding:
Basic	95,449,194	81,847,429	93,968,953	80,734,091
Diluted	99,578,110	86,888,528	98,343,722	85,243,909

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	52-Weeks Ended	53-Weeks Ended
	August 29, 2020	August 31, 2019
Operating activities
Net income	$34,700	$47,536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,007	7,644
Amortization of deferred financing costs and debt discount	3,508	1,352
Stock compensation expense	7,636	5,501
Loss on impairment	3,000	—
Loss in fair value change of contingent consideration - TRA liability	—	533
Gain on settlement of TRA liability	—	(1,534)
Unrealized loss (gain) on foreign currency transactions	(658)	452
Deferred income taxes	8,216	10,908
Loss on disposal of property and equipment	—	6
Amortization of operating lease right-of-use asset	3,848	—
Other	(389)	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(18,288)	(7,985)
Inventories	23,880	(8,272)
Prepaid expenses	680	(824)
Other current assets	(5,022)	(2,155)
Accounts payable	(8,736)	4,734
Accrued interest	(733)	1,111
Accrued expenses and other current liabilities	(5,572)	13,961
Other	(3,156)	74
Net cash provided by operating activities	58,921	73,042
Investing activities
Purchases of property and equipment	(1,736)	(1,037)
Proceeds from sale of property and equipment	—	—
Issuance of note receivable	(500)	(750)
Proceeds from note receivable	1,250	—
Acquisition of business, net of cash acquired	(982,075)	—
Investments in intangible assets and other assets	(933)	—
Net cash used in investing activities	(983,994)	(1,787)
Financing activities
Proceeds from option exercises	4,206	706
Cash received from warrant exercises	—	113,464
Tax payments related to issuance of restricted stock units	(191)	(181)
Proceeds from issuance of common stock	352,542	—
Equity issuance costs	(3,323)	—
Repurchase of common stock	—	(2,145)
Payments on finance lease obligations	(374)	—
Principal payments of long-term debt	(50,000)	(2,000)
Repayments of Revolving Credit Facility	(25,000)	—
Proceeds from issuance of long term debt	460,000	—
Proceeds from Revolving Credit Facility	25,000	—
Deferred financing costs	(8,208)	—
Settlement of TRA liability	—	(26,468)
Net cash provided by financing activities	754,652	83,376

Cash and cash equivalents
Net (decrease) increase in cash	(170,421)	154,631
Effect of exchange rate on cash	(73)	(261)
Cash at beginning of period	266,341	111,971
Cash and cash equivalents at end of period	$95,847	$266,341

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net (loss) income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net (loss) income before interest income, interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, loss in fair value change of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA, when used in conjunction with net (loss) income, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen weeks ended August 29, 2020, fourteen weeks ended August 31, 2019, fifty-two week period ended August 29, 2020, and fifty-three week period ended August 31, 2019.

(In thousands)	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Net income	$12,427	$6,091	$34,700	$47,536
Interest expense	8,931	3,594	32,813	13,627
Interest income	(23)	(1,095)	(1,516)	(3,826)
Income tax expense (benefit)	5,088	3,514	13,326	16,750
Depreciation and amortization	4,400	1,853	16,007	7,644
EBITDA	30,823	13,957	95,330	81,731
Business transaction costs	225	5,020	27,125	7,107
Stock-based compensation expense	1,691	1,579	7,636	5,501
Inventory step-up	—	—	7,522	—
Integration of Quest	1,307	—	10,742	—
Restructuring	4,141	—	5,527	22
Non-core legal costs	115	3,521	718	4,851
Loss (gain) in fair value change of contingent consideration - TRA liability	—	—	—	533
Gain on settlement of TRA	—	—	—	(1,534)
Frozen licensing media	—	—	—	—
Other (1)	(1,279)	49	(688)	508
Adjusted EBITDA	$37,023	$24,126	$153,912	$98,719

(1)	Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings (loss) per share before depreciation and amortization, business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, change in fair value of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses, on a theoretical tax effected basis of such adjustments at an assumed statutory rate. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, thirteen weeks ended August 29, 2020, fourteen weeks ended August 31, 2019, fifty-two week period ended August 29, 2020, and fifty-three week period ended August 31, 2019:

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Diluted earnings per share	$0.12	$0.07	$0.35	$0.56

Depreciation and amortization	0.03	(0.01)	0.12	0.07
Business transaction costs	—	0.04	0.20	0.06
Stock-based compensation expense	0.01	0.01	0.06	0.05
Inventory step-up	—	—	0.06	—
Integration of Quest	0.01	—	0.08	—
Restructuring	0.03	(0.01)	0.04	—
Non-core legal costs	—	0.03	0.01	0.04
Loss (gain) in fair value change of contingent consideration - TRA liability	—	0.03	—	—
Gain on settlement of TRA liability	—	(0.01)	—	(0.01)
Other (1)	(0.01)	—	(0.01)	—
Rounding (2)	0.01	—	—	—
Adjusted diluted earnings per share	$0.20	$0.15	$0.91	$0.77

(1)	Other items consist principally of exchange impact of foreign currency transactions and other expenses.

(2)
Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties ("Credit Agreement"), reduced by cash and cash equivalents, and divided by Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of August 29, 2020:

(In thousands)	August 29, 2020
Total debt outstanding under the Credit Agreement	$606,500
Less: cash and cash equivalents	(95,847)
Net Debt	$510,653
Adjusted EBITDA	153,912
Net Debt to Adjusted EBITDA	3.3x